UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2012

DILMAX CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-175525	99-0365611
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

2360 Corporate Circle Suite 400
Henderson, Nevada 89074
(Address of principal executive offices, including zip code)

(855) 436-2427
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

          On October 10, 2012, the Registrant entered into an Agreement and Plan of Merger (the “Agreement”) with iBreathe, Inc., a Minnesota corporation (“iBreathe”) whereby iBreathe would merge with and into the Registrant (the “Merger”) in exchange for an aggregate of 6,009,898 shares (the “Merger Shares”) of the Company’s newly issued shares of common stock, par value $.001 per share (the Common Stock”). The Merger shares will be issued to the shareholders of iBreathe in accordance with their pro rata ownership of iBreathe capital stock as of the closing of the Merger.

          The Merger is contingent upon and will occur simultaneously with the entry by the Registrant into an exclusive licensing agreement with O’Malley Lifestyle, Inc. a holding company and provider of services of online, social media, marketing, education and products developed by Genie O’Malley, the Registrant’s sole officer and director. The Merger is also contingent upon the approval of the Merger by iBreathe’s Board of Directors and a majority of its shareholders. The Agreement contains customary representations, warranties and covenants of the Registrant and iBreathe for similar transactions.

          Upon consummation of the Merger, the Registrant will amend its Articles of Incorporation to (i) change its name to Living Breath Project, Inc. (the “Name Change”), (ii) increase the number of its authorized shares of capital stock from 75,000,000 to 210,000,000 shares of which (a) 200,000,000 shares will be designated common stock, par value $0.001 per share and (b) 10,000,000 will be designated “blank check” preferred stock, par value $0.001 per share (the “Preferred Stock”), and (iii) effect a three-for-one forward-split of its Common Stock for shareholders of record as of October 11, 2012 (the “Split”).

          Following the Merger and upon consummation of the Split, the Registrant will have approximately 29,534,694 shares of Common Stock issued and outstanding. The parties will take the actions necessary to provide that the Exchange is treated as a “tax free exchange” under Section 368 of the Internal Revenue Code of 1986, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DILMAX CORP.

Date: October 11, 2012	By:	/s/ Genie, O’Malley
Name: Genie O’Malley
Title: Chief Executive Officer